As filed with the Securities and Exchange Commission on April 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Globus Maritime Limited
(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Republic of the Marshall Islands	66-0757368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

128 Vouliagmenis Avenue, 3rd Floor

166 74 Glyfada

Athens, Greece
+30 210 960 8300

(Address and telephone number of Registrant’s principal executive offices)

Watson Farley & Williams LLP

250 West 55th Street, 31st Floor

New York, New York 10019

(Name, address, and telephone number of agent for service)

with copies to:

Steven J. Hollander, Esq.

Watson Farley & Williams LLP

250 West 55th Street, 31st Floor

New York, New York 10019

(212) 922-2200 (Telephone)

(212) 922-1512 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462I under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Secondary Offering
Common Shares, par value $0.004	4,000,000	$3.27	(1)	$13,080,000	(1)	$1,516
Common Shares, par value $0.004 per share, underlying common stock purchase warrants (2)	32,380,017	$3.27		$105,882,656	(3)	$12,272	(2)

1.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s common shares on April 12, 2017, as reported on the Nasdaq Capital Market.
2.	Represents common stock issuable upon the exercise (at a price of $1.60 per share) of outstanding warrants.
3.	Estimated solely for the purpose of computing the amount of the registration fee for the shares of common stock issuable upon exercise of warrants to be registered in accordance with Rule 457(g) under the Securities Act, based upon the higher of (i) the price at which the warrants may be exercised or (ii) the Market Price of the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated April 13, 2017

PROSPECTUS

36,380,017 Common Shares

offered by the Selling Shareholders

The Selling Shareholders listed herein (the “Selling Shareholders”) or any of their pledgees, donees, transferees or successors in interest, may sell in one or more offerings pursuant to this prospectus up to 36,380,017 of our common shares, 4 million of which are issued and outstanding on the date hereof and 32,380,017 of which are issuable upon the exercise of warrants (which if all exercised would result in gross proceeds to the Company of approximately $51.8 million).

The Selling Shareholders or any of their pledgees, donees, transferees or successors in interest may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they or any of their pledgees, donees, transferees or successors in interest may offer and sell our common shares is described under the sections entitled “Selling Shareholders”, “The Offering”, and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are listed on the Nasdaq Capital Market under the symbol “GLBS.” The opening sales price of our common stock on the Nasdaq Capital Market as of April 12, 2017 was $3.27 per share. There were 27,628,789 of our common shares outstanding as of April 12, 2017.

An investment in these securities is speculative and involves a high degree of risk. See the section entitled “Risk Factors” which begins on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2017

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ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Globus Maritime Limited, 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece, or by telephone at +30 210 960 8300. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Globus,” the “Company,” “we,” “us,” “our,” or similar references, mean Globus Maritime Limited and, where applicable, its consolidated subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. To the extent the Selling Shareholders transfer our common shares or our warrants and the shares are not unrestricted, we may add the recipients of those common shares and warrants as Selling Shareholders via a prospectus supplement or post-effective amendment. Any references to the “Selling Shareholders” shall be deemed to be references to each such additional Selling Shareholders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement and prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts or that are not present facts or conditions. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as “anticipate,” “approximately,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “ongoing,” “pending,” “perceive,” “plan,” “potential,” “predict,” “project,” “seeks,” “should,” “views” or similar words or phrases or variations thereon, or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions in connection with any discussion, expectation or projection of future operating or financial performance, costs, regulations, events or trends. The absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements and information are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

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All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;
•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	our ability to meet requirements for additional capital and financing to grow our business;
•	vessel breakdowns and instances of off-hire;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;
•	our ability to complete acquisition transactions as planned; and
•	other important factors described in “Risk Factors” and in other places incorporated by reference.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globusmaritime.gr. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on April 11, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed or furnished with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

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You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Globus Maritime Limited

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

3rd Floor

166 74 Glyfada

Athens, Greece

+30 210 960 8300

Information provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares.

Our Business

Our Company

We are an integrated dry bulk shipping company, providing marine transportation services on a worldwide basis. We own, operate and manage a fleet of dry bulk vessels that transport iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally. Our Manager also provides ship-management consulting services regarding vessels that we do not own. We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our operations are managed by our Athens, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries to provide services that include managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services, and has also entered into a consultancy agreement with another ship-management company to consult for such ship-management company

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended), and began operations in September 2006. On November 24, 2010, we redomiciled into the Marshall Islands. Our common shares trade on the NASDAQ Global Market under the ticker “GLBS.”

The following table presents information concerning our vessels, each of which is owned by a wholly owned subsidiary of Globus Maritime Limited. We use the term deadweight ton, or “dwt,” in describing the size of vessels. Deadweight ton or “dwt” is a unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular line.

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Delivery Date	Carrying Capacity (dwt)
m/v Sun Globe	2007	Malta	Longevity Maritime Limited	Tsuneishi Cebu	Supramax	September 2011	58,790
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	June 2011	74,432
						Total:	300,571

Corporate Information

Our executive office is located at the office of our Manager at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece. Our telephone number is +30 210 960 8300. Our registered agent in the Marshall Islands is The Trust Company of the Marshall Islands, Inc. and our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. We maintain our website at www.globusmaritime.gr. Information that is available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this registration statement on Form F-3.

Recent and Other Developments

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement (the “SPA”) pursuant to which we sold for $5 million an aggregate of 5 million of our common shares, par value $0.004 per share and warrants (the “Warrants”) to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrants”) to a number of investors in a private placement. These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

On February 9, 2017 we entered into a registration rights agreement with the Purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the Warrants.

In connection with the closing of the private placement, we also entered into two loan amendment agreements (each, a “Loan Amendment Agreement”) with each of two of our lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited, a Marshall Islands corporation (“Firment”), a related party to us (it is an affiliate of our chairman), and the lender of the then outstanding loan in the principal amount of $18,523,787 to the Company (the “Firment Credit Facility”), pursuant to which Firment released (the “Firment Loan Amendment”) an amount equal to $16,885,000 (but to have an amount equal to $1,638,787 remain outstanding, and to continue to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment 16,885,000 common shares (the “Firment Shares”) and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrants”) (the “Firment Warrant”, together with Firment Shares, the “Firment Securities”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a Cyprus company (“Silaner”), a related party to us (it is an affiliate of our chairman), and the lender of the then outstanding loan in the principal amount of $3,189,048 to the Company (the “Silaner Credit Facility”), pursuant to which Silaner agreed to release (the “Silaner Loan Amendment”) an amount equal to the outstanding principal of $3,115,000 (but to have an amount equal to the accrued and unpaid interest of $74,048 remain outstanding, and to continue to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner 3,115,000 common shares (the “Silaner Shares”) and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrants”) (the “Silaner Warrant”, together with the Silaner Shares, the “Silaner Securities”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety.

The Warrants, the Firment Warrant and the Silaner Warrant are each exercisable for 24 months after their respective issuance. We refer to the entry into the Loan Amendment Agreements and Registration Rights Agreements and the issuances of the 5 million common shares, the Warrants, Firment Securities, and the Silaner Securities as the “February 2017 Transactions.”

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In this Registration Statement, we are registering for resale (a) 4 million common shares sold in the Private Placement, (b) the 25 million common shares issuable upon exercise of the Warrants, and (c) 7,380,017 common shares issuable upon exercise of the Firment Warrant and Silaner Warrant. As of the date hereof, none of the warrants have been exercised.

Under the terms of the warrants, all Selling Shareholders (other than Firment Shipping Inc., which has no such restriction in its warrants) may not exercise their warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares immediately following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. This provision does not limit a Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares. We refer to this as the “Blocker Provision”.

The Warrants, Firment Warrant, and Silaner Warrant all contain a provision whereby the warrant’s holder has the right to a cashless exercise if, six months after their issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration.

In March 2017, we reached an agreement in principle with DVB Bank SE (which remain subject to definite documentation) to amend the DVB Loan Agreement, including amendments to relax or waive certain covenants for the period from April 1, 2017 to April 1, 2018 (the “Restructuring period”). The amendments with respect to the Restructuring Period will be subject to a $1.7 million prepayment by September 2017, which is the aggregated amount of two quarterly installments for each tranche, and another $1.7 million would be deferred to the balloon payment of each tranche.

In March 2017, we reached an agreement in principle with HSH Nordbank AG to amend the HSH Loan Agreement (which remain subject to definite documentation) including amendments to relax or waive certain covenants of the original loan agreement until April 15, 2018. The Company will pay in September 2017 $1 million for repayment of debt and the four scheduled principal installments due within 2017, each amounting to $693,595, will be deferred to the balloon payment. In addition, the Company has undertaken the liability to raise new equity of at least $1,800,000.

The Offering

Our selling shareholders named in the table located on page 7 of this prospectus (the “Selling Shareholders”) are offering an aggregate of 36,380,017 common shares, 4 million of which are currently issued and outstanding and 32,380,017 of which are issuable upon the exercise of currently outstanding warrants, subject to the terms and limitations contained within the Warrants. See “Description of Capital Stock - Description of the Warrants” on page 10 of this prospectus.  We will not receive any proceeds upon the sale of common shares by the Selling Shareholders, but we will receive the exercise price of $1.60 each time a Warrant is exercised for cash.  See “Use of Proceeds” on page 5 of this prospectus.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on April 11, 2017, and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

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Risks Related to this Offering

Our shareholders were significantly diluted by virtue of the February 2017 transactions and it is unclear whether the full ramification of those transactions have been reflected in our stock price.

As described above under the caption “Recent and Other Developments”, in February 2017 we issued in the aggregate 25 million common shares and warrants to issue an additional 32,380,017 common shares in exchange for $20 million of debt cancellation and $5 million in cash. Prior to such issuance, a total of 2,627,674 common shares were issued and outstanding. Our share price has not proportionately decreased to reflect the additional number of common shares that are issued and issuable pursuant to exercise of the Warrants, and it remains to be seen how the market will perceive this change in our increased number of shares. If the market views these transactions negatively, our share price could substantially depreciate.

Our stock price has been volatile and no assurance can be made that it will not substantially depreciate.

As you can see from our stock price history contained within this prospectus under the caption “Per Share Market Information”, our stock price has been volatile recently. The closing price of our common shares within the past 18 months has ranged from a low of $0.30 on January 29, 2016 to a peak of $14.23 on November 16, 2016. Adjusting for the 4:1 stock split we effected on October 20, 2016, this represents a 1085% increase from January 29, 2016. Our opening stock price as of April 12, 2017 was $3.27. We can offer no comfort or assurance that our stock price will stop being volatile or not substantially depreciate.

Our existing shareholders will be diluted each time our outstanding warrants are exercised.

As of April 12, 2017, our warrant holders had the right to purchase an aggregate of 32,380,017 common shares. The number of common shares issuable upon exercise and price of exercise are subject to adjustment as more fully described in “Description of Capital Stock - Description of the Warrants”. We expect the exercise of such outstanding warrants to dilute the value of our shares.

A substantial number of common shares are being offered by this prospectus, and we cannot predict if and when the purchasers may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

The sale of a substantial amount of our common shares, including resale of the common shares issuable upon the exercise of the Warrants held by the Selling Shareholders, in the public market could adversely affect the prevailing market price of our common shares.

The Selling Stockholders hold outstanding warrants to purchase an aggregate of 32,380,017 common shares at an exercise price of $1.60 per share and 4 million shares. Both the number of common shares issuable upon exercise of the warrants and the exercise price are subject to adjustment as more fully described in “Description of Capital Stock - Description of the Warrants”. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares, and the market value of our other securities.

A substantial number of common shares are being offered by this prospectus, and we cannot predict if and when the Selling Shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

4

Certain shareholders hold registration rights, which may have an adverse effect on the market price of our common shares.

In connection with the February 8, 2017 transactions, we issued to Firment Shipping Inc. 20 million common shares and warrants to purchase 7,380,017 common shares. Firment Shipping Inc. has the right to register those common shares for resale pursuant to a registration rights agreement we entered into with its affiliate, Firment Trading Limited. The resale of those common shares in addition to the offer and sale of the other securities included in this registration statement and prospectus may have an adverse effect on the market price of our common shares.

Our warrants could have cashless exercise at our expense if, six months after the warrants were issued, the underlying common shares issuable upon exercise of the warrants are not registered for sale pursuant to an effective registration statement.

The Warrants, Firment Warrant, and Silaner Warrant all contain a provision whereby the warrant’s holder has the right to a cashless exercise if, six months after their issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration. As 32,380,017 common shares are issuable upon exercise of the warrants, this could mean that we issue all such shares but do not receive $51,808,027.20 (which is the $1.60 exercise price multiplied by 32,380,017), which would dilute our shareholders and likely decrease our share price.

If we are unable to deliver common shares free of restrictive legends where required by the Share Purchase Agreement and the warrants, we must make whole any purchaser who loses money by purchasing common shares on the market to complete a trade.

The warrants and SPA require us, within the later of (a) five full trading days of the exercise of a warrant and (b) three full trading days after receipt of the purchase price for such exercised warrants, to issue common shares, which, where called for in the warrants and the SPA, must be free of restrictive legends. We are similarly obligated, where called for pursuant to the terms of the SPA, to remove restrictive legends from 4 million common shares issued to purchasers in the February 2017 Transactions that are being registered in this prospectus. If we are unable to deliver proof that the above has occurred when required and if a warrant or shareholder has traded the common shares that we have failed to deliver unlegended, penalty provisions of the SPA and warrants require us to make whole any warrant holder or shareholder who loses money by purchasing shares on the common market to complete its trade. Depending on our share price during this time and the number of shares to which the payments relate, we could be required to pay a substantial sum.

USE OF PROCEEDS

This prospectus registers for resale 36,380,017 common shares, of which:

•	4 million have already been issued to the Selling Shareholders, and we will not receive any proceeds from sales of common shares by the Selling Shareholders.
•	Up to 32,380,017 million are issuable upon the exercise of warrants (upon the conditions further described in “Description of Capital Stock - Description of the Warrants”). We will receive $1.60 each time a warrant is exercised (up to a total of approximately $51.8 million), but we will not receive any proceeds from the sales of these common shares by the Selling Shareholders.

We intend to use any proceeds received from the exercise of the warrants for working capital and general corporate purposes. We will incur all costs associated with this registration statement and prospectus (other than underwriting discounts and commissions and any transfer taxes), which we anticipate to be approximately $50,000.

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PER SHARE MARKET PRICE INFORMATION

Since April 11, 2016 our common shares have traded on the Nasdaq Capital Market under the symbol “GLBS”. Prior to April 11, 2016, our common shares traded on the Nasdaq Global Select Market. You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein.

On October 20, 2016, we effected a four to one reverse stock split which reduced number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares). The share prices below have been adjusted to reflect the stock split.

The table below sets forth the high and low prices for each of the periods indicated for our common shares as reported, from April 11, 2016 onwards, by the NASDAQ Capital Market, and prior to April 11, 2016, from the Nasdaq Global Select Market.

Period Ended	High	Low

Monthly
April 2017 (through and including April 12, 2017)	$4.96	$3.05
March 2017	$6.74	$4.32
February 2017	$9.70	$7.10
January 2017	$10.77	$3.07
December 2016	$7.67	$4.08
November 2016	$14.23	$1.74
October 2016	$2.84	$1.66

Quarterly
First Quarter 2017	$10.77	$3.07
Fourth Quarter 2016	$14.23	$1.66
Third Quarter 2016	$3.28	$1.64
Second Quarter 2016	$5.16	$1.00
First Quarter 2016	$0.88	$0.24
Fourth Quarter 2015	$3.96	$0.60
Third Quarter 2015	$6.32	$3.88
Second Quarter 2015	$7.60	$4.56
First Quarter 2015	$10.16	$4.80

Yearly
2016	$7.09	$0.20
2015	$10.16	$0.60
2014	$17.76	$8.88
2013	$16.84	$6.80
2012	$23.08	$5.92

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CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2016, on

•	An actual basis; and
•	An as Adjusted basis, as of February 9, 2017, to give effect to the completion of the February 2017 Transactions. In the February 2017 Transactions, an aggregate of 5 million common shares and warrants to purchase 25 million common shares were issued to purchasers for a total of $5 million, and 20 million common shares and warrants to purchase 7,380,017 common shares were issued to Firment Shipping Inc., an affiliate of two of our lenders (each of which is a related party to us) in exchange for an aggregate of $20 million in debt cancellation (an amount of $0.55 million of outstanding debt as of December 31, 2016 was settled in cash). We have assumed no exercise of the warrants in the adjusted figures below.

	As of Dec 31, 2016
	Actual	As Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
Total debt (including current portion)	$65,572	$45,022

Preferred shares, $0.001 par value; 100,000,000 shares authorized, none issued, actual and as adjusted	—	—
Common shares, $0.004 par value; 500,000,000 shares authorized, 2,627,674 shares issued and outstanding actual, 27,627,674 shares issued and outstanding as adjusted (assuming no exercise of the warrants)	$10	$111
Additional paid-in capital	$110,004	$134,903
Accumulated deficit	$(89,254)	$(89,254)
Total shareholders’ equity	$20,760	$45,760

Total capitalization	$86,332	$90,782

Other than the adjustments described above, there have been no significant adjustments to our capitalization since December 31, 2016. This table should be read in conjunction with the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2016, on Form 20-F filed with the Commission on April 11, 2017 and incorporated by reference herein.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus (or to be held, as noted below) by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 36,380,017 of our common shares, 4 million of which are outstanding and 32,380,017 of which may be issued upon exercise of warrants that were acquired in private transactions. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus. The Selling Shareholders may also transfer their warrants. We may update this table by filing a prospectus supplement in the event the Selling Shareholders transfer their warrants.

Under the terms of the warrants, all Selling Shareholders (other than Firment Shipping Inc., which has no such restriction in its warrants) may not exercise their warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. We refer to this as the “Blocker Provision”.

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The Blocker Provision does not limit a Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares. Until the warrants expire or the selling shareholders each exercise and sell all of their common shares, the calculation of the number of common shares issuable to any Selling Shareholder at any given point in time will change based upon the total number of common shares outstanding. Accordingly, the table below assumes that the Blocker Provision does not exist, with the effect that beneficial ownership of the Selling Shareholders is presented (for purposes of disclosure in this prospectus only) on a fully as exercised basis:

Selling Shareholders	Common Shares Prior to the Offering(1)		Percentage of Class (2)	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering (3)
Xanthe Holdings Ltd. (4)	5,750,000	(5)	17.2%	5,750,000	0%
JTT Investments Ltd. (6)	6,750,000	(7)	20.3%	6,750,000	0%
Aizac Investment Corp. (8)	6,000,000	(9)	18.4%	6,000,000	0%
Robelle Holding Co. (10)	10,500,000	(11)	28.9%	10,500,000	0%
Firment Shipping Inc. (12)	27,380,017	(13)	78.2%	7,380,017	57.1%

(1)	These figures assume full exercise of each Selling Shareholder’s warrants (as though the Blocker Provisions were not in effect).
(2)	These percentages assume full exercise of each Selling Shareholder’s warrants (as though the Blocker Provisions did not exist) and without exercise of any other Selling Shareholder’s warrants.
(3)	Assumes that the Selling Shareholder sells all of its common shares offered hereby.
(4)	Xanthe Holdings Ltd. is a British Virgin Islands company with address at c/o Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.
(5)	These 5,750,000 common shares consist of (a) 125,000 common shares currently issued and (b) 5,625,000 common shares issuable upon exercise of the Selling Shareholder’s warrant, and assumes that the Blocker Provisions are not in effect.
(6)	JTT Investments Ltd. is a British Virgin Islands company with address at JTT Investments Ltd., Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG1110, British Virgin Islands.
(7)	These 6,750,000 common shares consist of (a) 1,125,000 common shares currently issued and (b) 5,625,000 common shares issuable upon exercise of the Selling Shareholder’s warrant, and assumes that the Blocker Provisions are not in effect. On April 10, 2017, JTT Investments Ltd. started the process to transfer 300,000 of its issued common shares, but such transfer has not yet completed. These 300,000 common shares remain subject to this prospectus unless and until the trade is completed.
(8)	Aizac Investment Corp. is a Marshall Islands corporation with address at Aizac Investment Corp., 10 Skouze Street, 18536, Piraeus, Greece.
(9)	These 6,000,000 common shares consist of (a) 1,000,000 common shares currently issued and (b) 5,000,000 common shares issuable upon exercise of the Selling Shareholder’s warrant, and assumes that the Blocker Provisions are not in effect.
(10)	Robelle Holding Co. is a Marshall Islands corporation beneficially owned by Konstantina Feidaki with address at Pallazo Tukelan, Riva Antonio Caccia 3, 6900 Lugano, Switzerland.
(11)	These 10,500,000 common shares consist of (a) 1,750,000 common shares currently issued and (b) 8,750,000 common shares issuable upon exercise of the Selling Shareholder’s warrant, and assumes that the Blocker Provisions are not in effect.
(12)	Firment Shipping Inc. is a Marshall Islands corporation with address at 17 Ifigenias street, 2007 Strovolos, Nicosia, Cyprus. Firment Shipping Inc. is our majority shareholder and is 100% owned by our Chairman Georgios Feidakis. Georgios Feidakis is the father of our Chief Executive Officer Athanasios Feidakis. The 27,380,017 figure does not include an additional 1,141,517 common shares that Georgios Feidakis is deemed to own through his control of Firment Trading Limited.
(13)	These 27,380,017 common shares consist of 20,000,000 common shares and 7,380,017 common shares issuable upon exercise of the Firment Warrant and Silaner Warrant. The only shares being registered in this prospectus are the 7,380,017 common shares issuable upon exercise of the Firment Warrant and Silaner Warrant. The Firment Warrant and Silaner Warrant do not contain the Blocker Provision.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, the Selling Shareholders may sell our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the Selling Shareholders pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, the Selling Shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. The Selling Shareholders may enter into hedging transactions with respect to our securities. For example, any Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require the Selling Shareholders to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Shareholders or borrowed from the Selling Shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The Selling Shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholders that participate with the Selling Shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholders, that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market. The Selling Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, the Selling Shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any Selling Shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholders’ securities on the basis of parameters described in such trading plans.

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Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholders for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

Each Selling Shareholder represented and warranted to us that it acquired the securities subject to this registration statement with no intent to distribute the securities.

DESCRIPTION OF CAPITAL STOCK

We refer you to “Item 10. Additional Information B. Memorandum and Articles of Association” contained within our Annual Report on Form 20-F for the year ended December 31, 2016, which was filed on April 11, 2017 and is incorporated by reference into this prospectus, for the description of our capital stock.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

Share History

February 2017 Transaction

On February 8, 2017, we entered into the SPA pursuant to which we sold for $5 million an aggregate of 5 million of our common shares, par value $0.004 per share and Warrants to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrants”) to a number of investors in a private placement. These securities were issued in transactions exempt from registration under the Securities Act.

On February 9, 2017 we entered into a registration rights agreement with the Purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the Warrants.

In connection with the closing of the private placement, we also entered into two Loan Amendment Agreements with two lenders.

One loan amendment agreement was entered into by the Company with Firment, a related party to us (it is an affiliate of our chairman), and the lender of the outstanding loan in the principal amount of $18,523,787 to the Company, pursuant to which Firment released an amount equal to $16,885,000 (but to have an amount equal to $1,638,787 remain outstanding, and to continue to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrants”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety.

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The other loan amendment agreement was entered into by the Company with Silaner, a related party to us (it is an affiliate of our chairman), and the lender of the outstanding loan in the principal amount of $3,189,048 to the Company, pursuant to which Silaner agreed to release an amount equal to the outstanding principal of $3,115,000 (but to have an amount equal to the accrued and unpaid interest of $74,048 remain outstanding, and to continue to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrants”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety.

The Warrants, the Firment Warrant and the Silaner Warrant are each exercisable for 24 months after their respective issuance. We refer to the entry into the Loan Amendment Agreements and Registration Rights Agreements and the issuances of the 5 million common shares, the Warrants, Firment Securities, and the Silaner Securities as the “February 2017 Transactions”.

In this Registration Statement, we are registering for resale (a) 4 million common shares sold in the Private Placement, (b) the 25 million common shares issuable upon exercise of the Warrants, and (c) 7,380,017 common shares issuable upon exercise of the Firment Warrant and Silaner Warrant. As of the date hereof, none of the warrants have been exercised.

On October 20, 2016, we effected a four to one reverse stock split which reduced number of outstanding common shares from 10,510,741 to approximately 2,627,674 shares (adjustments were made based on fractional shares).

In March 2016, as part of a settlement with one our lenders, outstanding indebtedness of $15.65 million was released in exchange for $6.86 million of sale proceeds from the sale of the shares of Kelty Marine Ltd. (the owner of m/v Energy Globe) plus overdue interest of $40,708.

In May 2015, the Company entered into a Memorandum of Agreement for the sale of m/v Tiara Globe for a sale price of $5.5 million. The book value of the m/v Tiara Globe as of March 31, 2015 was $13.3 million. The m/v Tiara Globe was delivered on July 10, 2015, and caused the weighted average age of the fleet to be reduced by 1.7 years. Of the $5.3 million in net proceeds for the m/v Tiara Globe, approximately $5.0 million were used to pay down existing debt and $0.3 million were used for general corporate purposes.

Description of the Warrants

The Warrants underlying 25 million of the common shares being registered in this prospectus were issued on February 9, 2017 and have an exercise price of $1.60 per share. Both the number of shares issuable and the exercise price are subject to adjustments under customary conditions including share dividends and stock splits, as provided under the terms of the Warrants.

Under the terms of the Warrants issued pursuant to the SPA, a Selling Shareholder may not exercise the Warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of our common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the Warrants which have not been exercised. This provision does not limit a Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares. We refer to this as the “Blocker Provisions”.

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The Warrants were immediately exercisable upon their issuance and will expire two years after their issuance (February 9, 2019).

The Firment Warrant and Silaner Warrant, both of which are held by Firment Shipping Inc., together grant Firment Shipping Inc. the right to purchase 7,380,017 common shares at an exercise price of $1.60 per share. Both the number of shares issuable and the exercise price are subject to adjustments under customary conditions including share dividends and stock splits, as provided under the terms of the Firment Warrant and Silaner Warrant. The Firment Warrant and Silaner Warrant were immediately exercisable upon their issuance and will expire two years after their issuance (February 8, 2019). The Firment Warrant and Silaner Warrant contain substantially similar provisions as the Warrants, but do not contain the Blocker Provisions.

The Warrants, Firment Warrant, and Silaner Warrant all contain a penalty provision whereby the warrant’s holder has the right to a cashless exercise if, six months after their issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration.

The warrants and SPA require us, within the later of (a) five full trading days of the exercise of a warrant and (b) three full trading days after receipt of the purchase price for such exercised warrants, to issue common shares, which, where called for in the warrants and the SPA, must be free of restrictive legends. We are similarly obligated, where called for pursuant to the terms of the SPA, to remove restrictive legends from 4 million common shares issued to purchasers in the February 2017 Transactions being registered for resale in this prospectus. If we are unable to deliver proof that the above has occurred when required and if a warrant or shareholder has traded the common shares that we have failed to deliver unlegended, penalty provisions of the SPA and warrants require us to make whole any warrant holder or shareholder who loses money by purchasing shares on the common market to complete its trade.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “GLBS”.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business or transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common shares will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our common shares will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of common shares.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

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EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$13,788
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and typesetting expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Watson Farley & Williams LLP, New York, New York.

EXPERTS

The consolidated financial statements of Globus Maritime Limited appearing in Globus Maritime Limited’s Annual Report (Form 20-F) for the year ended December 31, 2016, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants ("SOEL"), Greece with registration number 107.

Part II

Information Not Required in the Prospectus

Item 8. Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

The Marshall Islands Business Corporations Act authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties other than (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which a director derived an improper personal benefit. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law and provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses to our directors and officers and expect to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

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The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the “Exhibit Index”).

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(d)	Not applicable.

(e)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(g)	Not applicable.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)-(k)	Not applicable.

16

36,380,017 Common Shares

offered by the Selling Shareholders

PROSPECTUS

April 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on April 13, 2017.

GLOBUS MARITIME LIMITED

By:	/s/ Athanasios Feidakis
Name:	Athanasios Feidakis
Title:	Chief Executive Officer & Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Athanasios Feidakis, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on April 13, 2017 in the capacities indicated.

Signature	Title

/s/ Athanasios Feidakis	Director, Chief Executive Officer (Principal Executive
Athanasios Feidakis	Officer), Chief Financial Officer (Principal Financial Officer)

/s/ Georgios Feidakis	Director; Chairman of the Board of Directors
Georgios Feidakis

/s/ Jeffrey O. Parry	Director
Jeffrey O. Parry

/s/ Ioannis Kazantzidis	Director
Ioannis Kazantzidis

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of each Registrant, has signed this registration statement in the City of Newark, State of Delaware, on April 13, 2017.

PUGLISI & ASSOCIATES

By:	/s/ Donald Puglisi
Name:	Donald Puglisi
Title:	Managing Director
Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement (for equity securities)+

4.1	Articles of Incorporation of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)

4.2	Certificate of Designation for Series A Preferred Stock of Globus Maritime Limited (incorporated by reference to Exhibit 1.3 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on April 27, 2012)

4.3	Articles of Amendment of Globus Maritime Limited dated October 17, 2016 (incorporated by reference to Exhibit 1.4 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on April 11, 2017)

4.4	Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)

4.5	Share and Warrant Purchase Agreement dated February 8, 2017 between Globus Maritime Limited and the Purchasers listed on Schedule A thereto, incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K (Reg. No. 001-170755), furnished on February 9, 2017

4.6	Registration Rights Agreement between Globus Maritime Limited and the Purchasers dated February 9, 2017, incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

4.7	Amendment to Loan Agreement dated February 8, 2017 between Globus Maritime Limited and Firment Trading Limited, incorporated by reference to Exhibit 10.3 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

4.8	Amendment to Loan Agreement dated February 8, 2017 between Globus Maritime Limited and Silaner Investments Limited, incorporated by reference to Exhibit 10.4 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

4.9	Form of Warrant issued to each Selling Shareholder other than Firment Shipping Inc., incorporated by reference to Exhibit 10.5 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

4.11	Warrant dated February 8, 2017 issued to Firment Shipping Inc., incorporated by reference to Exhibit 10.6 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

4.12	Warrant dated February 8, 2017 issued to Firment Shipping Inc., incorporated by reference to Exhibit 10.7 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

4.13	Schedule Regarding Material Differences in Issued Warrants, incorporated by reference to Exhibit 10.8 of the Company’s Report on Form 6-K (Reg. No. 001-34985), furnished on February 9, 2017

5.1*	Opinion of Legality of Watson Farley & Williams LLP, counsel to the Company as to the validity of the common shares

8.1*	Opinion of Legality of Watson Farley & Williams LLP, counsel to the Company as to U.S. tax matters

8.2*	Opinion of Legality of Watson Farley & Williams LLP, counsel to the Company as to Marshall Islands tax matters

23.1	Consent of Watson Farley & Williams LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm Ernst & Young (Hellas) Certified Auditors Accountants S.A.

+	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.

*	Filed herewith.